EXHIBIT 99.3

Execution Version

EQUITY COMMITMENT LETTER

January 13, 2014

CPT Wyndham Holdings Ltd.

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue, Georgetown

Grand Cayman, KY1-9005

Cayman Islands

Re:	NewQuest Equity Commitment

Ladies and Gentlemen:

This letter agreement sets forth the commitments of NewQuest Asia Fund I, L.P. and NewQuest Asia Fund II, L.P. (each, a “Sponsor” and, collectively, the “Sponsors”), subject to the terms and conditions contained herein, to purchase, directly or indirectly, certain equity interests of CPT Wyndham Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”). It is contemplated that, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among China Hydroelectric Corporation (the “Company”), Parent, and CPT Wyndham Sub Ltd., a direct wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned subsidiary of Parent. Capitalized terms used in this letter and not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

1. Equity Commitment.

(a) This letter agreement confirms the commitment of each Sponsor, severally and not jointly, subject to the terms and conditions set forth herein, simultaneous with the closing of the Merger (the “Closing”), to purchase, or to cause the purchase of, at or immediately prior to the Effective Time, equity interests of Parent (or one or more affiliates of Parent organized to consummate the Merger) at a purchase price equal to the Per Share Merger Consideration and to pay, or cause to be paid, to Parent in immediately available funds at or prior to the Closing an aggregate cash purchase price for such purchase equal to the amount set forth opposite such Sponsor’s name on Schedule A hereto (such amount with respect to each Sponsor, subject to adjustment pursuant to Section 1(b) below, is referred to as such Sponsor’s “Equity Commitment”), which will be used by Parent solely for the purpose of funding the aggregate Merger consideration required to be paid by Parent to consummate the Merger, and all other amounts constituting the Exchange Fund pursuant to, and in accordance with, the Merger Agreement, together with related fees and expenses; provided that (i) no Sponsor shall, under any circumstances, be obligated to contribute more than its Equity Commitment to Parent, and the Sponsors, collectively, shall not, under any circumstances, be obligated to contribute more than US$79,500,000 (the “Aggregate Commitment”) to Parent; and (ii) the liability of each Sponsor hereunder shall not exceed its Equity Commitment, and the liability of the Sponsors, collectively, shall not exceed the Aggregate Commitment.

(b) Each Sponsor may effect the funding of its Equity Commitment directly or indirectly through one or more Affiliates of such Sponsor or any other investment fund advised, managed and/or appointed by an Affiliate of such Sponsor or any other private equity fund who is a limited partner of such Sponsor or of an Affiliate of such Sponsor. No Sponsor will be under any obligation under any circumstances to contribute more than the amount of its Equity Commitment to Parent, Merger Sub or any other Person. In the event Parent does not require an amount equal to the Aggregate Commitment in order to consummate the Merger, the amount of each Sponsor’s Equity Commitment to be funded under this letter agreement shall be reduced by Parent on a pro rata basis, to the level sufficient for, in combination with any other financing arrangements that may be contemplated by the Merger Agreement, Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement and pay all related fees and expenses incurred or required to be paid by Parent or Merger Sub under the Merger Agreement.

2. Conditions. Each Sponsor’s Equity Commitment shall be subject only to (a) the satisfaction or waiver at or prior to the Closing of each of the conditions set forth in Section 8.01 and Section 8.02 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing but subject to the prior or substantially concurrent satisfaction of such conditions), and (b) the substantially contemporaneous consummation of the Closing.

3. Enforceability; Third-Party Beneficiary. This letter agreement shall inure to the benefit of and be binding upon Parent and each Sponsor. The Company (acting under the direction of the Special Committee) is a third-party beneficiary of this letter agreement to the extent and only to the extent that it seeks specific performance (i) of each Sponsor’s obligation to fund its Equity Commitment to Parent in accordance with the terms hereof, and (ii) to cause Parent and/or Merger Sub to draw down the proceeds of each Sponsor’s Equity Commitment in accordance with Section 10.6 of the Merger Agreement, and subject further to Section 5 and Section 6 hereof as though the Company were a party hereto. Except as provided in the immediately preceding sentence, none of Parent’s, Merger Sub’s or the Company’s creditors, nor any Person claiming by or on behalf of Parent, Merger Sub or the Company or any affiliate of Parent, Merger Sub or the Company shall have the right to enforce this letter agreement or to cause Parent, Merger Sub, the Company or any other Person to seek to enforce this letter agreement against any Sponsor. Nothing in this letter agreement, express or implied, is intended to confer upon any person other than Parent, the Sponsors and, to the extent provided in this Section 3, the Company, any rights or remedies under, or by reason of, or any rights to enforce or cause Parent and/or Merger Sub to enforce, each Sponsor’s Equity Commitment or any provisions of this letter agreement or to confer upon any person any rights or remedies against any person other than the Sponsor (but only at the direction of the Sponsor as contemplated hereby) under or by reason of this letter agreement.

4. No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of Parent, each Sponsor and the Company (acting under the direction of the Special Committee). Together with the Merger Agreement, the Rollover Agreement and the Guarantee, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between, the Sponsors or any of their respective affiliates, on the one hand, and Parent or any of its affiliates, on the other hand, with respect to the transactions contemplated hereby. Each of the parties (including the Company as a third-party beneficiary to the extent provided under Section 3) acknowledges that each party and its respective counsel have reviewed this letter agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this letter agreement.

5. Governing Law; Submission to Jurisdiction. This letter agreement and all disputes or controversies arising out of or relating to this letter agreement or the transactions contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. All Actions arising under the laws of the State of New York out of or relating to this letter agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the parties hereto agrees that serving of process or other papers in connection with any such Action in any manner permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising under the laws of the State of New York out of or relating to this letter agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this letter agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 5, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper, or (C) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts.

6. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.

7. Counterparts. This letter agreement may be executed by facsimile and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8. Termination. The obligation of each Sponsor to fund its Equity Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, following the consummation of the Merger in accordance with the terms of the Merger Agreement, at which time the obligation will be discharged but subject to the performance of such obligation, or (c) the Company or any of its controlled Affiliates, in each case, acting under the direction of the Special Committee, asserting a claim against any Sponsor or Non-Recourse Party (as defined under the Guarantee) (“Non-Recourse Party”) in connection with this letter agreement, the Merger Agreement, the Guarantee or any of the transactions contemplated hereby or thereby or otherwise relating hereto or thereto (other than as expressly permitted by Section 3 and any other Retained Claims (as defined under the Guarantee)).

9. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that a Sponsor may be a partnership or limited liability company, by its acceptance of the benefits of this letter agreement, Parent acknowledges and agrees that no Person other than the Sponsors (and its permitted successors and assigns under this letter agreement pursuant to the terms hereof) has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

10. Representations and Warranties. Each Sponsor hereby represents and warrants to Parent that (a) it has all limited partnership or other organizational power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary limited partnership or other organizational action by it; (c) this letter agreement has been duly and validly executed and delivered by it and (assuming due execution and delivery of this letter agreement, the Merger Agreement and the Guarantee by all parties hereto and thereto, as applicable) constitutes a valid and legally binding obligation of such Sponsor, enforceable against it in accordance with the terms of this letter agreement (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)); (d) its Equity Commitment is less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise; (e) it has uncalled capital commitments or otherwise has available funds in excess of its Equity Commitment; (f) no action by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this letter agreement by it; and (g) the execution, delivery and performance of this letter agreement by it do not (x) violate the organizational documents of any fund party to this letter agreement (each, a “Fund”), (y) violate any applicable law binding on any Fund or the assets of any Fund, or (z) conflict with any material agreement binding on any Fund.

11. No Assignment. The Sponsors’ obligations to fund their respective Equity Commitments may not be assigned, except that each Sponsor may assign all or a portion of its obligations to fund its Equity Commitment to any of its affiliates or any other investment fund advised, managed and/or appointed by it; provided, that any such assignment shall not relieve the assigning Sponsor of its obligations under this letter agreement to the extent not performed by such affiliate or fund. Parent may not assign its rights to any of its affiliates or other entity owned directly or indirectly by the beneficial owners of Parent, without the prior written consent of the Sponsors and the Company (acting under the direction of the Special Committee) (which shall be given or withheld solely in the discretion of the Sponsors and the Company). Any transfer in violation of this section shall be null and void.

12. Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached by the parties hereto. It is accordingly agreed that the parties hereto and the Company (acting under the direction of the Special Committee) shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this letter agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction. Each party hereto accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this letter agreement. Any party or the Company seeking an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement shall not be required to post a bond or undertaking in connection with such order or injunction.

13. Headings. Headings are used for reference purposes only and do not affect the meaning or interpretation of this letter agreement.

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Sincerely,

NewQuest Asia Fund I, L.P.
By:	NewQuest Asia Fund I (G.P.) Ltd., its General Partner

By:	/s/ Darren C. Massara
Name:	Darren C. Massara
Title:	Director

By:	/s/ Randhirsingh Juddoo
Name:	Randhirsingh Juddoo
Title:	Director

NewQuest Asia Fund II, L.P.
By:	NewQuest Asia Fund II GP Ltd., its General Partner

By:	/s/ Darren C. Massara
Name:	Darren C. Massara
Title:	Director

By:	/s/ Randhirsingh Juddoo
Name:	Randhirsingh Juddoo
Title:	Director

Agreed to and accepted:

CPT Wyndham Holdings Ltd.

By:	/s/ Rajan Rosick
Name:	Rajan Rosick
Title:	Director

[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]

Schedule A

Equity Commitment

Sponsor	Equity Commitment
NewQuest Asia Fund I, L.P.	US$	13,912,500
NewQuest Asia Fund II, L.P.	US$	65,587,500
Aggregate Commitment	US$	79,500,000

Schedule A